Home Federal Bancorp

501 Washington Street
Columbus, Indiana 47201
(812) 376-3323

Notice of Annual Meeting of Shareholders

To Be Held On April 24, 2007

The Annual Meeting of Shareholders of Home Federal Bancorp will be held at the Hampton Inn, 12161 N. U.S. 31, Edinburgh, Indiana 46124, on Tuesday, April 24, 2007, at 3:00 p.m., local time.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of three directors of Home Federal to serve three-year terms expiring in 2010.

2.	Ratification of Auditors. Approval and ratification of the appointment of Deloitte & Touche LLP as auditors for Home Federal for the fiscal year ended December 31, 2007.

3.	Other Business. Other matters as may properly come before the meeting or at any adjournment.

You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 12, 2007.

We urge you to read the enclosed Proxy Statement carefully so you will have information about the business to come before the meeting or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

A copy of our Annual Report for the fiscal year ended December 31, 2006, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.
By Order of the Board of Directors

John K. Keach, Jr.
Chairman of the Board, President and Chief Executive Officer

Columbus, Indiana
April 2, 2007

It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

Home Federal Bancorp

501 Washington Street
Columbus, Indiana 47201
(812) 376-3323

Proxy Statement

for
Annual Meeting of Shareholders

April 24, 2007

The Board of Directors of Home Federal Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on Tuesday, April 24, 2007, at the Hampton Inn, 12161 N. U.S. 31, Edinburgh, Indiana 46124, and at any adjournment of the meeting. Home Federal’s principal asset consists of 100% of the issued and outstanding shares of common stock of HomeFederal Bank. We expect to mail this Proxy Statement to our shareholders on or about April 2, 2007.

Items of Business

At the Annual Meeting, shareholders will:

•	vote on the election of three directors to serve three-year terms expiring in 2010;

•	ratify the selection of Deloitte & Touche LLP, as auditors for Home Federal for 2007; and

•	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on March 12, 2007, the record date, may vote at the Annual Meeting. On the record date, there were 3,579,739 shares of the Common Stock issued and outstanding, and Home Federal had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

How many votes are required to elect directors?

The three nominees for director receiving the most votes will be elected. Abstentions, broker non-votes, and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to Home Federal and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for the three nominees for director listed below. If you do not give contrary instructions, the proxies will vote for each matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying Home Federal’s Secretary (Mark T. Gorski, 501 Washington Street, Columbus, Indiana 47201) in writing, (2) delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

Principal Holders of Common Stock

The following table provides information as of March 12, 2007, about each person known by Home Federal to own beneficially 5% or more of the Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
John K. Keach, Jr. 501 Washington Street Columbus, IN 47201	209,709 (1)	5.7%
Thomson Horstmann & Bryant, Inc. Park 80 West, Plaza One Saddle Brook, NJ 07663	249,943	7.0%
Financial Edge Fund, L.P. Financial Edge-Strategic Fund, L.P. Goodbody/PL Capital, L.P. PL Capital, LLC PL Capital Advisors, LLC Goodbody/PL Capital, LLC John W. Palmer Richard J. Lashley PL Capital/Focused Fund, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540 PL Capital Offshore, Ltd. One Capital Place P.O. Box 847GT Grand Cayman, Cayman Islands	232,751 (2)	6.5%

____________________
(1)
Includes 51,757 shares held jointly by Mr. Keach and his wife, 19,562 shares held jointly by his wife and children, 102,550 shares subject to stock options granted under Home Federal’s stock option plans, and 19,887 whole shares allocated as of December 31, 2006, to Mr. Keach’s account under the Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust (the “401(k) Plan”). 14,995 of these shares are pledged to secure a bank loan to Mr. Keach and his wife. Does not include stock options for 15,000 shares which are not exercisable within a period of 60 days following the record date.

(2)
According to their Schedule 13D, filed April 3, 2006, includes (1) 92,599, 46,100, and 42,000 shares owned by Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., and PL Capital/Focused Fund, L.P., respectively, each of which is advised by PL Capital Advisors, LLC, and has PL Capital, LLC as its general partner, (2) 46,379 shares held by Goodbody/PL Capital, L.P., whose general partner is Goodbody/PL Capital, LLC, and whose investment advisor is PL Capital Advisors LLC, (3) 5,573 shares held by PL Capital Offshore, Ltd., whose investment manager is PL Capital Advisors, LLC, and 100 shares beneficially owned by Richard J. Lashley in his individual capacity. Richard J. Lashley and John W. Palmer are managing members of PL Capital, LLC, Goodbody/PL Capital, LLC, and PL Capital Advisors, LLC, and members of the Board of PL Capital Offshore, Ltd.

Proposal 1 — Election of Directors

The Board of Directors currently consists of seven members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually.

The nominees for director this year are John T. Beatty, Harold Force and William J. Blaser, each of whom is a current director of Home Federal. If the shareholders elect these nominees at the Annual Meeting, the terms of Messrs. Beatty, Force and Blaser will expire in 2010. No nominee for director is related to any other director or executive officer of Home Federal or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The following table provides information on the nominees for the position of director of Home Federal and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date. The table also includes information on the number of shares of Common Stock beneficially owned by executive officers of Home Federal who are not directors, and by all directors and executive officers of Home Federal as a group.

The Board recommends that you vote FOR the three nominees.
Name	Age	Positions Held With Home Federal	Director of the Bank Since	Director of Home Federal Since	Term to Expire	Shares of Common Stock Beneficially Owned on 3/12/07 (1)		Percent of Class
Director Nominees
John T. Beatty	56	Director	1991	1992	2010	28,310	(2)	.8%
Harold Force	55	Director	1991	1992	2010	32,757	(3)	.9%
William J. Blaser	57	New Nominee			2010	900	(4)	.03%

Directors Continuing In Office
John K. Keach, Jr.	55	Chairman of the Board, President and Chief Executive Officer	1990	1990	2008	209,709	(5)	5.7%
David W. Laitinen, MD	54	Director	1990	1990	2008	37,056	(6)	1.0%
John M. Miller	56	Director	2002	2002	2009	17,000	(7)	.5%
Harvard W. Nolting, Jr.	67	Director	1988	1990	2009	66,283	(8)	1.8%

Executive Officers
Charles R. Farber	57	Executive Vice President				36,207	(9)	1.0%
Mark T. Gorski	42	Executive Vice President, Chief Financial Officer, Treasurer and Secretary				20,000	(10)	.6%

All executive officers and directors as a group (9 persons)						448,222	(11)	11.9%
_________________________
*	Less than 1%.
(1)
Includes shares beneficially owned by members of the immediate families of the directors, director nominees, or executive officers residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.

(2)	Includes 18,293 shares held jointly by Mr. Beatty and his wife, and 10,017 shares subject to stock options granted under Home Federal’s stock option plans.
(3)	Includes 22,740 shares held jointly by Mr. Force and his wife, and 10,017 shares subject to stock options granted under Home Federal’s stock option plans.
(4)
These shares are jointly held by Mr. Blaser and his wife. Excludes 10,000 shares subject to stock options granted under one of Home Federal’s stock option plans which are not exercisable within a period of 60 days following the record date.

(5)
Includes 51,757 shares held jointly by Mr. Keach and his wife, 19,562 shares held jointly by his wife and children, 102,550 shares subject to stock options granted under Home Federal’s stock option plans, and 19,887 whole shares allocated as of December 31, 2006, to Mr. Keach’s account under the 401(k) Plan to Mr. Keach and his wife. 14,995 of these shares are pledged to secure a bank loan. Does not include stock options for 15,000 shares which are not exercisable within a period of 60 days following the record date.

(6)
Includes 25,476 shares held jointly by Dr. Laitinen and his wife, 1,563 shares held by Mrs. Laitinen for their children, and 10,017 shares subject to stock options granted under Home Federal’s stock option plans. 25,476 of these shares have been pledged to secure a joint brokerage account of Dr. and Mrs. Laitinen.

(7)	Includes 600 shares held by children who reside with Mr. Miller, and stock options for 13,500 shares granted under one of Home Federal’s stock option plans.
(8)	Includes 10,017 shares subject to stock options granted under Home Federal’s stock option plans.
(9)
Includes 33,897 shares subject to stock options granted under Home Federal’s stock option plans and 1,277 whole shares allocated as of December 31, 2006, to Mr. Farber’s account under the 401(k) Plan. Does not include stock options for 6,103 shares which are not exercisable within a period of 60 days following the record date.

(10)	Consists of 20,000 shares subject to stock options granted under Home Federal’s stock option plans.
(11)
Includes 210,015 shares subject to stock options granted under Home Federal’s stock option plans and 21,164 whole shares allocated as of December 31, 2006, to the accounts of participants in the 401(k) Plan. Does not include stock options for 31,103 shares which are not exercisable within a period of 60 days following the record date.

Presented below is information concerning the director nominees and directors continuing in office of Home Federal:

John T. Beatty is President and Treasurer of Beatty Insurance, Inc.

William J. Blaser is Managing Partner of L.M. Henderson & Company, LLP (certified public accountants), in Indianapolis, Indiana.

Harold Force has been President of Force Construction Company, Inc. since 1976. He also serves as Executive Vice President of Force Design, Inc.

John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services; in 1987 he became Executive Vice President, and in 1988 he became President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer. In 1999, he was appointed Chairman of the Board of Directors of Home Federal.

David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983.

John M. Miller has served as President of Best Beers, Inc. (beer distributor) in Bloomington, Indiana, for more than five years.

Harvard W. Nolting, Jr. was a co-owner of Nolting Foods, Inc. (grocery chain) for over 30 years before his retirement in 1994.

Corporate Governance

Director Independence. All of the directors except John K. Keach, Jr., meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Moreover, all members of Home Federal’s Audit Committee, Compensation Committee, Stock Option Committee, and Nominating and Governance Committee meet those independence standards. The Board of Directors of Home Federal considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange which, for purposes of determining the independence of Audit Committee members, also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between Home Federal or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

Meetings of the Board of Directors. During the fiscal year ended December 31, 2006, the Board of Directors of Home Federal met or acted by written consent eight times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of Home Federal held while he served as director and of meetings of committees on which he served during that fiscal year.

Board Committees. Home Federal’s Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee, and a Nominating and Governance Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

The Audit Committee, the members of which are Messrs. Beatty (Chairman), Miller, Force, Nolting, and Dr. Laitinen, recommends the appointment of Home Federal’s independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of the audit. In addition, the Board of Directors has determined that William J. Blaser is a “financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Audit Committee met four times during the fiscal year ended December 31, 2006. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on Home Federal’s website at http:/www.homf.com. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

The Compensation Committee reviews payroll costs and salary recommendations and determines the compensation of Home Federal’s officers. The Compensation Committee met or acted by written consent one time during fiscal 2006. The members of these Committees are Messrs. Nolting (Chairman), Miller and Dr. Laitinen. The Compensation Committee has a separate charter which is posted on Home Federal’s website at http:/www.homf.com.

Home Federal’s Stock Option Committee administers Home Federal’s stock option plans. It met one time during the year ended December 31, 2006. Its members are all of the directors except Mr. Keach, Jr.

The Nominating and Governance Committee, referred to here as the “Nominating Committee,” selects the individuals who will run for election to Home Federal’s Board of Directors each year. Its members for this Annual Meeting were Messrs. Miller (Chairman), Nolting and Dr. Laitinen. It met one time during 2006. The Nominating Committee’s charter is available at http://www.homf.com.

The Nominating Committee will consider the nomination of any shareholder of Home Federal entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of Home Federal as provided in Home Federal’s By-laws. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of Home Federal not less than 60 days prior to the meeting, unless less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-laws, if the Annual Meeting is held on such date), in which case the notice by a shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case by case basis. When considering a potential candidate for membership on Home Federal’s Board of Directors, the Nominating Committee considers diversity, age, skills, relevant business and industry experience, and independence under the Listing Standards of the National Association of Securities Dealers. The Nominating Committee does not have specific minimum qualifications that must be met by a Nominating Committee-recommended candidate other than those prescribed by the By-laws, and it has no specific process for identifying the candidates. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on Home Federal’s Board of Directors by a shareholder. The Nominating Committee has not received any recommendations from any of Home Federal’s shareholders in connection with the Annual Meeting.

Communications with Directors. Home Federal has adopted a policy for its shareholders to send written communications to Home Federal’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at Home Federal’s main office. Home Federal has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of shareholders. All of Home Federal’s directors at the time attended the Annual Meeting of Shareholders on April 17, 2006.

Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of Home Federal or the Bank. None of the members of the Compensation Committee is an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Home Federal requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.

Executive Compensation

Compensation Discussion and Analysis

Overview of Executive Compensation Program. The Compensation Committee of the Board of Directors was comprised during the year ended December 31, 2006, of Messrs. Nolting (Chairman), Miller and Dr. Laitinen. The Compensation Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of Home Federal’s executive officers are approved by the full Board of Directors. In the year ended December 31, 2006, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors.

In approving the salaries of all employees except executive officers, the Compensation Committee receives recommendations from the Executive Vice Presidents, the Chief Executive Officer and the Director of Human Resources. The Executive Vice Presidents are responsible for making recommendations regarding compensation for non-executive officers within their areas of responsibility. In determining the level of compensation for such employees, the Executive Vice Presidents consider recommendations from supervisors, performance reviews and salary grade ranges for each position. The compensation recommendations from the Executive Vice Presidents are compiled and reviewed by the Chief Executive Officer and the Director of Human Resources. The Chief Executive Officer is responsible for submitting the recommendations to the Compensation Committee for review and approval.

In approving the salaries of executive officers, the Chief Executive Officer submits a recommendation for each executive officer (other than the Chief Executive Officer), along with a summary of the executive officer’s performance, to the Compensation Committee for review. The Compensation Committee periodically reviews compensation data for comparable financial institutions in the Midwest based on banking industry compensation surveys. In addition, from time to time, the Compensation Committee reviews information provided by independent compensation consultants in making its decisions. The Compensation Committee has authority under its charter to retain outside consultants or advisors to assist the Committee.

The Stock Option Committee of the Board of Directors was comprised during the year ended December 31, 2006, of all of the Board members except John K. Keach, Jr. The Stock Option Committee administers Home Federal’s stock option plans, including determining the amount, term, and vesting of stock options. All members of the Stock Option Committee are outside directors of Home Federal.

Objectives of Executive Compensation Program. The objectives of the Compensation Committee and the Stock Option Committee with respect to executive compensation are the following:

(1)
provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to Home Federal’s long-term success;

(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

(3)
align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of Home Federal’s shares increases.

2006 Executive Compensation Components. Home Federal’s executive compensation program is currently comprised of the following components:

•	base salary

•	annual incentive compensation

•	stock option plans

•	long-term incentive awards

•	retirement benefit plans

•	post-employment compensation

•	perquisites and personal benefits

Base Salary. The base salary component of the executive compensation program is designed to recognize the experience, skills and knowledge necessary to fulfill the responsibilities of each executive management position. Base salary levels of Home Federal’s executive officers are established based on the responsibilities of each executive officer while also taking into account individual experience and performance. Base salary levels for key management positions are intended to be competitive within the banking industry for organizations of similar size to allow Home Federal to compete for and retain qualified executive officers. Base salary levels are reviewed annually, or more frequently if necessary, based on a promotion or change in responsibilities. Annual increases in base salary are primarily driven by the performance of the individual executive officer. However, consideration is also given to competitive factors within Home Federal’s market area.

Annual Incentive Compensation. The annual incentive compensation component of the executive compensation program is designed to tie a portion of annual executive compensation to the achievement of annual financial and business objectives that are communicated to the affected employees. Key executives, selected by the Compensation Committee, are provided the opportunity to earn annual incentive compensation based on the achievement of the strategic goals specified in the award. In 2006, one executive officer, Mr. Farber, was eligible for annual incentive compensation under the Indianapolis Market Growth Plan. The annual incentive compensation earned under the Plan established for Mr. Farber is determined based on a percentage of the total loan and deposit balances in the Indianapolis market. See “Indianapolis Market Growth Plans.” While Home Federal previously awarded annual bonuses to all executive officers, this bonus program was replaced by the Indianapolis Market Growth Plans and the long-term incentive awards described below.

Stock Option Plans. The stock option component of the executive compensation program is designed to serve as long-term incentive for executive officers and other key employees. These plans align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return and by enabling executives to acquire an ownership position in Home Federal’s Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Option Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to Home Federal. The Stock Option Committee typically considers grants of stock options in the first quarter of the year in conjunction with the review of officer and executive officer compensation. The release of market information is not taken into account for purposes of timing the grants of stock options.

Long-Term Incentive Awards. The long-term incentive component of the executive compensation program is designed to provide executives with an opportunity to earn incentive compensation based upon their achievement of long-term strategic goals. The Compensation Committee determines the amount of long-term incentive awards based on annual calculations which reflect Home Federal’s performance relative to the performance criteria established by the Compensation Committee. The measurement criteria, target ranges and peer group comparisons are designed to align executive interests with owners’ interests, recognize team achievement and facilitate attracting, motivating and retaining key executives. For a description of Home Federal’s long-term incentive awards, see “Home Federal Bancorp Long-Term Incentive Plan.”

Retirement Benefit Plans. The retirement benefit plan component of the executive compensation program is designed to provide executives with a package of retirement benefits that is attractive and similar to other financial institutions. Each executive officer has the opportunity to participate in Home Federal’s defined benefit pension plan and Home Federal’s defined contribution plan, subject to Internal Revenue Code limitations. These plans are available to all eligible employees. For a description of Home Federal’s defined benefit pension plan and defined contribution plan, see “Pension Benefits for 2006” and “401(k) Plan.”

Post-Employment Compensation. The post-employment compensation component of the executive compensation program is designed to provide executives with a degree of financial security. The Board of Directors believes this security is necessary to allow the executives to objectively consider possible mergers, business combinations or other transactions involving a change of control of Home Federal. The agreements of the Named Executive Officers who currently have employment agreements with the Bank are described under “Employment Agreements.” On January 23, 2007, Home Federal and the Bank received and accepted the voluntary surrender and termination by John K. Keach of his employment agreement. Elaine Pollert’s employment agreement was terminated at the time her employment with the Bank terminated on February 16, 2007. These agreements provide for compensation following the executive’s termination of employment under certain circumstances, including a change in control of Home Federal. Home Federal also provides executive officers with other post-employment compensation plans. For a description of these plans providing for post-employment compensation, see “Supplemental Retirement Income Program” and “Excess Benefit Plan.” In addition, certain stock options held by Named Executive Officers will vest in full upon a change in control of Home Federal. See “Outstanding Equity Awards at December 31, 2006.”

Perquisites and Personal Benefits. Minimal perquisites and personal benefits were awarded to Home Federal employees in 2006, but the incremental cost of providing such perquisites did not exceed $10,000 for any Named Executive Officer. Home Federal believes that the perquisites and personal benefits it offers to its executives are reasonable and consistent with its overall executive compensation program.

Compensation of Named Executive Officers. Mr. Keach, Jr. was Home Federal’s Chief Executive Officer throughout the years ended December 31, 2006 and 2005. Mr. Keach, Jr.’s salary was $366,301 for the year ended December 31, 2006 and $358,217 for the year ended December 31, 2005. In determining Mr. Keach, Jr.’s salary for these years, the Compensation Committee considered Home Federal’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. The salary increase in 2006 was considered in the range of a normal salary increase based on the guidelines established for all employees. Mr. Keach, Jr. was not paid annual incentive compensation during 2006 or 2005. During 2005, the Compensation Committee elected to implement a long-term incentive plan to replace annual incentive compensation. Mr. Keach, Jr.’s stock option grants were as follows for 2006 and 2005. On March 20, 2006, Mr. Keach, Jr. was awarded stock options for 15,000 shares with a term of ten years and a price of $25.6595 per share. These options vest in various years through 2011. On March 28, 2005, Mr. Keach, Jr. was awarded stock options for 10,000 shares with a term of ten years and a price of $25.23 per share. These options were vested immediately at the time of grant. In determining Mr. Keach, Jr.’s stock option grants for these years, the Stock Option Committee considered Home Federal’s financial performance for the respective fiscal years. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by Home Federal which vest on or after January 1, 2006. The increase in stock options granted in 2006 compared to 2005 was a result of the improved financial performance of Home Federal. Mr. Keach, Jr. was not paid amounts related to Home Federal’s long-term incentive plan during 2006 or 2005. Home Federal’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in February 2008 based on performance for 2005-2007. In 2006, a new award was made under that plan based on performance for 2006-2008. Mr. Keach, Jr. was not paid amounts during 2006 or 2005 related to any of Home Federal’s retirement benefit plans. During 2006, Home Federal changed the formula used to calculate the defined benefit of all eligible pension plan participants. The effect of this change was to reduce the amount of future retirement benefits earned for all eligible pension plan participants including executive officers. For a summary of the changes to the defined benefit pension plan, see “Pension Benefits for 2006.” Mr. Keach, Jr. was not paid amounts during 2006 or 2005 related to any post-employment compensation plans. Mr. Keach, Jr. is eligible for post-employment compensation under various plans. No changes were made to any post-employment compensation plans related to Mr. Keach, Jr. during 2006 or 2005. See the following for a summary of post-employment compensation plans applicable to Mr. Keach, Jr. - “Excess Benefit Plan,” “Supplemental Retirement Income Program,” and “Outstanding Equity Awards at December 31, 2006.”

Mr. Gorski was Home Federal’s Chief Financial Officer throughout the year ended December 31, 2006 and from July 1, 2005 through December 31, 2005. Mr. Gorski’s salary was $179,502 for the year ended December 31, 2006 and $104,103 ($175,000 annualized) for the year ended December 31, 2005. In determining Mr. Gorski’s salary for these years, the Compensation Committee considered Home Federal’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. The salary increase in 2006 was considered in the range of a normal salary increase based on the guidelines established for all employees. Mr. Gorski was not paid annual incentive compensation during 2006 or 2005. During 2005, the Compensation Committee elected to implement a long-term incentive plan to replace annual incentive compensation. Mr. Gorski’s stock option grants were as follows for 2006 and 2005. On March 20, 2006, Mr. Gorski was awarded stock options for 10,000 shares with a term of ten years and a price of $25.6595 per share. These options vested on January 1, 2007. On June 6, 2005, Mr. Gorski was awarded stock options for 10,000 shares with a term of ten years and a price of $24.45 per share. These options were vested as follows: 4,089 on December 7, 2005, 4,089 on January 1, 2006 and 1,822 on January 1, 2007. In determining Mr. Gorski’s stock option grants for these years, the Stock Option Committee considered Home Federal’s financial performance for the respective fiscal years. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by Home Federal which vest on or after January 1, 2006. Mr. Gorski was not paid amounts related to Home Federal’s long-term incentive plan during 2006 or 2005. Home Federal’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in February 2008 based on performance for 2005-2007. In 2006, a new award was made under that plan based on performance for 2006-2008. Mr. Gorski was not paid amounts during 2006 or 2005 related to any of Home Federal’s retirement benefit plans. During 2006, Home Federal changed the formula used to calculate the defined benefit of all eligible pension plan participants. The effect of this change was to reduce the amount of future retirement benefits earned for all eligible pension plan participants including executive officers. For a summary of the changes to the defined benefit pension plan, see “Pension Benefits.” Mr. Gorski was not paid amounts during 2006 or 2005 related to any post-employment compensation plans. Mr. Gorski is eligible for post-employment compensation under various plans. Mr. Gorski’s employment agreement and supplemental executive retirement income agreement were entered into and amended in 2005 in connection with Home Federal’s employment of Mr. Gorski as Executive Vice President and Chief Financial Officer. Mr. Gorski’s employment agreement and level of participation in the supplemental retirement income program were similar to those of other executive vice presidents. See the following for a summary of post-employment compensation plans applicable to Mr. Gorski - “Supplemental Retirement Income Program,” “Employment Agreements,” and “Outstanding Equity Awards at December 31, 2006.”

Ms. Pollert was an Executive Vice President of Home Federal throughout the years ended December 31, 2006 and 2005. She terminated her employment with the Bank on February 16, 2007. Ms. Pollert’s salary was $198,831 for the year ended December 31, 2006 and $178,292 for the year ended

December 31, 2005. In determining Ms. Pollert’s salary for these years, the Compensation Committee considered Home Federal’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. The salary increase in 2006 was considered above what would be considered a normal salary increase based on the guidelines established for all employees and was a reflection of the increased role and responsibilities associated with Ms. Pollert’s promotion to Chief Operating Officer during 2006. Ms. Pollert was not paid annual incentive compensation during 2006 or 2005. During 2005, the Compensation Committee elected to implement a long-term incentive plan to replace annual incentive compensation. Ms. Pollert’s stock option grants were as follows for 2006 and 2005. On March 20, 2006, Ms. Pollert was awarded stock options for 10,000 shares with a term of ten years and a price of $25.6595 per share. These options, at the date of grant, vested in various years through 2011. On March 28, 2005, Ms. Pollert was awarded stock options for 10,000 shares with a term of ten years and a price of $25.23 per share. These options were vested immediately at the time of grant. In determining Ms. Pollert’s stock option grants for these years, the Stock Option Committee considered Home Federal’s financial performance for the respective fiscal years. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by Home Federal which vest on or after January 1, 2006. On February 16, 2007, in connection with her termination of employment, Ms. Pollert exercised all of her vested options for 78,744 shares of Common Stock and sold these shares to Home Federal for $28.75 per share. Ms. Pollert’s nonvested options were forfeited on that date, as a result of her termination of employment. Ms. Pollert was not paid amounts related to Home Federal’s long-term incentive plan during 2006 or 2005. Home Federal’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in February 2008 based on performance for 2005-2007. In 2006, a new award was made under that plan based on performance for 2006-2008. Ms. Pollert was not paid amounts during 2006 or 2005 related to any of Home Federal’s retirement benefit plans. Based on her termination of employment on February 16, 2007, Ms. Pollert will be entitled to a pro rata amount (based on her employment through February 16, 2007) of any awards for 2005 and 2006 to which she would have been entitled had she remained employed until December 31, 2008. During 2006, Home Federal changed the formula used to calculate the defined benefit of all eligible pension plan participants. The effect of this change was to reduce the amount of future retirement benefits earned for all eligible pension plan participants including executive officers. For a summary of the changes to the defined benefit pension plan, see “Pension Benefits for 2006.” Ms. Pollert was not paid amounts during 2006 or 2005 related to any post-employment compensation plans. Ms. Pollert is eligible for post-employment compensation under various plans. In 2005, Ms. Pollert entered into a supplemental agreement bringing the benefits under her supplemental executive retirement agreement to $50,000 per year for fifteen years commencing no earlier than the date she attains age 50. See the following for a summary of post-employment compensation plans applicable to Ms. Pollert - “Supplemental Retirement Income Program,” “Employment Agreements,” and “Outstanding Equity Awards at December 31, 2006.”

Mr. Farber was an Executive Vice President of Home Federal throughout the years ended December 31, 2006 and 2005. Mr. Farber also serves as Indianapolis Region President of Home Federal. Mr. Farber’s salary was $179,456 for the year ended December 31, 2006 and $192,174 for the year ended December 31, 2005. In determining Mr. Farber’s salary for these years, the Compensation Committee considered Home Federal’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. The salary decrease in 2006 was a reflection of the change in compensation structure based on Mr. Farber’s new responsibilities as Indianapolis Region President. As a result of this new role, the Compensation Committee ratified a change in Mr. Farber’s compensation structure. Mr. Farber’s base salary was decreased and a portion of his compensation was converted to annual incentive compensation. Mr. Farber earned annual incentive compensation of $34,579 during 2006 ($2,693 paid during 2006 and $31,886 paid in January 2007) based on the financial performance of the Indianapolis Region. During 2006, Home Federal established an Indianapolis market incentive plan to provide annual incentive compensation to key management personnel, including Mr. Farber as Region President, relative to performance of the Indianapolis Region. For further details of this annual incentive plan, see “Indianapolis Market Growth Plans.” Mr. Farber was not paid annual incentive compensation during 2005. During 2005, the Compensation Committee elected to implement a long-term incentive plan to replace annual incentive compensation. Mr. Farber’s stock option grants were as follows for 2006 and 2005. On March 20, 2006, Mr. Farber was awarded stock options for 10,000 shares with a term of ten years and a price of $25.6595 per share. These options vest in various years through 2009. On March 28, 2005, Mr. Farber was awarded stock options for 10,000 shares with a term of ten years and a price of $25.23 per share. These options were vested immediately at the time of grant. In determining Mr. Farber’s stock option grants for these years, the Stock Option Committee considered Home Federal’s financial performance for the respective fiscal years. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by Home Federal which vest on or after January 1, 2006. Mr. Farber was not paid amounts related to Home Federal’s long-term incentive plan during 2006 or 2005. Home Federal’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in February 2008 based on performance for 2005-2007. In 2006, a new award was made under that plan based on performance for 2006-2008. Mr. Farber was not paid amounts during 2006 or 2005 related to any of Home Federal’s retirement benefit plans. During 2006, Home Federal changed the formula used to calculate the defined benefit of all eligible pension plan participants. The effect of this change was to reduce the amount of future retirement benefits earned for all eligible pension plan participants including executive officers. For a summary of the changes to the defined benefit pension plan, see “Pension Benefits.” Mr. Farber was not paid amounts during 2006 or 2005 related to any post-employment compensation plans. Mr. Farber is eligible for post-employment compensation under various plans. No changes were made to any post-employment compensation plans related to Mr. Farber during 2006 or 2005. See the following for a summary of post-employment compensation plans applicable to Mr. Farber - “Supplemental Retirement Income Program,” “Employment Agreements,” and “Outstanding Equity Awards at December 31, 2006.”

Potential Payments Upon Termination or Change in Control. Home Federal has entered into agreements and maintains plans that will require the payment of compensation to the Named Executive Officers in the event of their termination of employment, change in their responsibilities, or a change-in-control of Home Federal. Certain of these agreements and plans are discussed in “Supplemental Retirement Income Program” and “Employment Agreements.” In addition, certain stock options held by the Named Executive Officers will vest in the event of a change in control. See “Outstanding Equity Awards at December 31, 2006.”

On February 16, 2007, the Bank entered into an Agreement, General Release, and Confidentiality Statement with Elaine Pollert, Executive Vice President of the Bank and the Company. The agreement became effective on February 24, 2007, and provides that Ms. Pollert’s positions with the Bank and Home Federal and her Employment Agreement with the Bank dated December 17, 1996, as amended, terminated on February 16, 2007. Six months following the date of the agreement, the Bank is to pay Ms. Pollert a lump sum payment in the amount of $753,431 (less applicable employment and withholding taxes). Home Federal paid Ms. Pollert on February 16, 2007, a lump sum cash payment of $548,167 (less applicable employment and withholding taxes) for 78,744 shares of Company common stock which she acquired on that date upon the exercise of vested stock options, which price represents $28.75 per share less the option exercise price. In addition, Ms. Pollert is entitled to receive a pro rata amount (based on her employment through February 16, 2007), of any awards for 2005 and 2006 to which she would have been entitled under the Home Federal’s Long-Term Incentive Plan if she had remained employed until December 31, 2008, payable at the time those awards are payable to other plan participants. The Bank also has agreed to reimburse Ms. Pollert’s attorney fees and outplacement services up to a maximum aggregate amount of $35,000.

Ms. Pollert has agreed to release the Bank, its officers, directors, employees, affiliates, insurers and agents from any claim, demand, action or cause of action that arose prior to the effective date of the agreement, and she has waived all claims relating to, arising out of or in any way connected with her employment with the Bank or the cessation of her employment. Ms. Pollert also has agreed to keep confidential certain information she obtained as a result of her position with the Bank and, for a period of twelve months following the effective date of the agreement, not to solicit the employment of any employee of the Bank.

Section 162(m). Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table below exceeded the threshold for deductibility under section 162(m).

The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of Home Federal’s shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels for the year ended December 31, 2006, for executives and for the Chief Executive Officer, adequately reflect Home Federal’s compensation goals and policies.

Summary Compensation Table for 2006

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John K. Keach, Jr. Chairman of the Board, President and Chief Executive Officer	2006	$366,301	—	$38,245	—	$168,684	$3,296	$576,526
Mark T. Gorski (6) Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2006	179,502	—	58,405	—	9,295	---	247,202
S. Elaine Pollert Executive Vice President	2006	198,831	—	32,839	—	33,014	2,952	267,636
Charles R. Farber Executive Vice President	2006	179,456	$34,579	33,544	—	53,750	2,109	303,438
_________________________
(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan.
(2)
The amounts reflect the dollar amount Home Federal recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to Home Federal’s audited financial statements for the fiscal year ended December 31, 2006, included in Home Federal’s Annual Report on Form 10−K for 2006.

(3)
No amounts have yet been earned for services under Home Federal’s Long-Term Incentive Plan as the two awards that have been made in 2005 and 2006 are based on performance criteria that must be satisfied over a three-year period ending in 2007 for the first award and in 2008 for the second award, and therefore amounts will not be earned until the third year of each of these awards.

(4)
This column includes the increase in actuarial value of the Named Executive Officer’s interest in the Bank’s defined benefit plan, between December 31, 2005 and December 31, 2006, and the increase in actuarial value of their interest in the Bank’s Supplemental Retirement Income Program between December 31, 2005 and December 31, 2006. For Mr. Keach it also includes the increase in actuarial value of his interest in his Excess Benefit Plan. There are no nonqualified deferred compensation earnings to report in this column.

(5)
Includes the Bank’s matching contributions and allocations under its 401(k) Plan. The Named Executive Officers received certain perquisites during 2006, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

(6)	Mr. Gorski became Executive Vice President, Chief Financial Officer, Treasurer, and Secretary on July 1, 2005.

Option Plans

1995 Option Plan. On August 29, 1995, the Board of Directors of Home Federal approved the Home Federal Bancorp 1995 Stock Option Plan, which became effective on October 24, 1995, when the shareholders approved the 1995 Option Plan. The Compensation Committee, which is composed of non-employees, administers the 1995 Option Plan.

The 1995 Option Plan provides for the grant of incentive and non-qualified options and reserved 495,000 shares of Common Stock for issuance pursuant to options grants. As of the record date, options for 210,465 shares of Common Stock remain outstanding under the 1995 Option Plan with an average price per share of $23.9835 and no shares of Common Stock are reserved for future issuance under the 1995 Option Plan. Home Federal’s Board of Directors may terminate the 1995 Option Plan at any time, but termination of the 1995 Option Plan may not adversely affect the validity of options previously granted under the 1995 Option Plan. No incentive options may be granted under the 1995 Option Plan after October 23, 2005.

The Compensation Committee may grant options under the 1995 Option Plan to officers and other key employees of Home Federal or its subsidiaries who are materially responsible for the management or operation of the business of Home Federal or its subsidiaries and have provided valuable services to Home Federal or a subsidiary. An individual may be granted more than one option under the 1995 Option Plan.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options may be subject to a vesting period established by the Committee, but will be subject to early vesting in the event of death, disability, or a change in control of Home Federal. Options granted under the 1995 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 1995 Option Plan, optionees may deliver a notice to their broker to deliver to Home Federal the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Home Federal. Payment of the option price may also be effected by tendering whole shares of Home Federal’s Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods.

The Compensation Committee may permit an optionee under the 1995 Option Plan or any other stock option plan adopted by Home Federal or any of its subsidiaries, to surrender for cancellation any unexercised outstanding stock option and receive from the optionee’s employing corporation in exchange an option for that number of shares of Common Stock as may be designated by the Compensation Committee.

1999 Option Plan. On August 24, 1999, the Board of Directors of Home Federal approved the Home Bancorp 1999 Stock Option Plan, effective as of October 26, 1999, the date the shareholders of Home Federal approved the Plan. The 1999 Option Plan is administered by the Compensation Committee.

Two hundred fifty thousand (250,000) shares were reserved for issuance pursuant to options to be granted under the Plan. As of the record date, options for 112,036 shares of Common Stock are outstanding under the 1999 Option Plan with an average price per share of $21.6441 and 375 shares of Common Stock were reserved for future issuance under the 1999 Option Plan. Home Federal’s Board of Directors may terminate the Plan at any time. However, no termination of the Plan may adversely affect the validity of options or cash awards previously granted under the Plan. No incentive stock options may be granted under the Plan after October 25, 2009.

Options and cash awards may be granted under the Plan to officers, directors and other key employees of Home Federal or of a subsidiary who, in the opinion of the Committee, are materially responsible for the management or operation of the business of Home Federal or a subsidiary and have provided valuable services to Home Federal or a subsidiary. Those persons may be granted more than one option under the Plan. However, no employee may be granted options for more than 30,000 shares of Common Stock in any calendar year.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options granted under the 1999 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

No option may have a term longer than ten years and one day from the date grant.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 1999 Option Plan, optionees may deliver a notice to their broker to deliver to Home Federal the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Home Federal. Payment of the option price may also be effected by tendering whole shares of Home Federal’s Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during certain specified periods.

The Compensation Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

In the event of a change of control of Home Federal, and subject to limitations set forth in the 1999 Option Plan, outstanding options which are not otherwise exercisable will become immediately exercisable.

2001 Option Plan. On August 28, 2001, the Board of Directors of Home Federal approved the Home Federal Bancorp 2001 Stock Option Plan, effective as of October 23, 2001, the date the shareholders of Home Federal approved the Plan. The 2001 Option Plan is administered by the Compensation Committee.

Four hundred twenty-five thousand (425,000) shares were reserved for issuance pursuant to options to be granted under the Plan. As of the record date of this Proxy Statement, options for 164,844 shares of Common Stock are outstanding under the 2001 Option Plan with an average price per share of $23.6872, and 192,162 shares of Common Stock were reserved for future issuance under the 2001 Option Plan. Home Federal’s Board of Directors may terminate the Plan at any time. However, no termination of the Plan may adversely affect the validity of options or cash awards previously granted under the Plan. No incentive stock options may be granted under the Plan after October 23, 2011.

Options and cash awards may be granted under the Plan to officers, directors and other key employees of Home Federal or of a subsidiary who, in the opinion of the Committee, are materially responsible for the management or operation of the business of Home Federal or a subsidiary and have provided valuable services to Home Federal or a subsidiary. Those persons may be granted more than one option under the Plan. However, no employee may be granted options for more than 30,000 shares of Common Stock in any calendar year.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options granted under the 2001 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

No option may have a term longer than ten years and one day from the date grant.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 2001 Option Plan, optionees may deliver a notice to their broker to deliver to Home Federal the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Home Federal. Payment of the option price may also be effected by tendering whole shares of Home Federal’s Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during certain specified periods.

The Compensation Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

In the event of a change of control of Home Federal, outstanding options which are not otherwise exercisable will become immediately exercisable.

Home Federal Bancorp Long-Term Incentive Plan

On May 24, 2005, the Board of Directors of Home Federal adopted the Home Federal Bancorp Long-Term Incentive Plan (the “LTIP”) effective for the three-year period beginning January 1, 2005. Eligibility to participate in the LTIP is limited to key executives of the Company or its subsidiaries who have the opportunity to significantly affect the achievement of the Company’s strategic objectives.

At the time Home Federal’s Compensation Committee grants an award, it will establish performance goals related to one or more performance criteria at which the incentive payment for each award level shall be earned for the relevant performance period. The performance period may be any period of years established by the Committee up to but not in excess of five years. The final award, if earned, will be paid in a lump sum in cash to a participant who is and has been an active employee at all times during the performance period, with the award being subject to pro rata adjustment and payment in the event of retirement, death, or disability during that period. The maximum payment to any participant for any performance period under the LTIP is $750,000.

In the event of a change in control of Home Federal (as defined in the LTIP) prior to the end of a performance period and/or the payment of a final award, the Committee has the discretion to accelerate the calculation and payment of any final award, which may include the payment of the maximum final award.

The following table sets forth information concerning Home Federal’s LTIP for the 2005-2007 performance period. For the 2005-2007 performance period, the Committee established performance measures based on earnings per share growth (average annual growth expressed as a percentage of the diluted earnings per share of Home Federal during the performance period, provided that the Compensation Committee may exclude special charges or extraordinary items) and total shareholder return (the percentage that the average annual total change in stock price plus dividends on a share of common stock of Home Federal during the performance period falls within the Stifel, Nicolaus Midwest Peer Group with assets less than $2.5 billion or a successor peer group selected by the Compensation Committee):

	Number of Shares, Units or	Performance or Other Period Until Maturation or	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Other Rights	Payout	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	50% of Average Base Salary for the Performance Period	2005-2007	$44,750	$179,000	$358,000
Mark T. Gorski (1)	35% of Average Base Salary for the Performance Period	2005-2007	12,762	51,050	102,100
S. Elaine Pollert (2)	35% of Average Base Salary for the Performance Period	2005-2007	11,632	46,528	93,056
Charles L. Farber	35% of Average Base Salary for the Performance Period	2005-2007	16,100	64,400	128,800
_________________________
(1)	Mark T. Gorski was employed on June 6, 2005, and any 2005 award he receives under this plan will be pro-rated based on his actual service during the three-year period ending December 31, 2007.
(2)
Elaine Pollert’s employment with Home Federal and the Bank terminated on February 16, 2007. She is only entitled to receive the pro-rata portion (based on her employment through February 16, 2007) of the benefit under this plan that she would have received had she remained employed through December 31, 2007. This pro-rata portion is shown in the table above.

Annual calculations are prepared and submitted to the Compensation Committee which summarize Home Federal’s performance relative to the performance measures established by the Compensation Committee. For the 2005-2007 performance period, the calculation of the performance measures have been completed and submitted to the Compensation Committee for 2006 and 2005. Based on the results for 2006 and 2005, the Named Executive Officers listed in the table above would be eligible to receive a payout for the LTIP approximately equal to the “target” column listed in the table above. However, as the LTIP specifies that the payouts are based on the cumulative performance for the designated three year period, the actual payout could be significantly impacted either positively or negatively by the results for 2007.

The following table sets forth information concerning Home Federal’s LTIP for the 2006-2008 performance period. For the 2006-2008 performance period, the Committee established performance measures based on earnings per share growth (average annual growth expressed as a percentage of the diluted earnings per share of Home Federal during the performance period, provided that the Compensation Committee may exclude special charges or extraordinary items) and total shareholder return (the percentage that the average annual total change in stock price plus dividends on a share of common stock of Home Federal during the performance period falls within the Stifel, Nicolaus Midwest Peer Group with assets less than $2.5 billion or a successor peer group selected by the Compensation Committee):

	Number of Shares, Units or	Performance or Other Period Until Maturation or	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Other Rights	Payout	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	50% of Average Base Salary for the Performance Period	2006-2008	$45,750	$183,000	$366,000
Mark T. Gorski	35% of Average Base Salary for the Performance Period	2006-2008	15,750	63,000	126,000
S. Elaine Pollert (1)	35% of Average Base Salary for the Performance Period	2006-2008	6,319	25,278	50,556
Charles L. Farber	35% of Average Base Salary for the Performance Period	2006-2008	15,750	63,000	126,000
_________________________
(1)
Elaine Pollert’s employment with Home Federal and the Bank terminated on February 16, 2007. She is only entitled to receive the pro-rata portion (based on her employment through February 16, 2007) of the benefit under this plan that she would have received had she remained employed through December 31, 2008. This pro-rata portion is shown in the table above.

Annual calculations are prepared and submitted to the Compensation Committee which summarize Home Federal’s performance relative to the performance measures established by the Compensation Committee. For the 2006-2008 performance period, the calculation of the performance measures have been completed and submitted to the Compensation Committee for 2006. Based on the results for 2006, the Named Executive Officers listed in the table above would be eligible to receive a payout for the LTIP approximately equal to the “target” column listed in the table above. However, as the LTIP specifies that the payouts are based on the cumulative performance for the designated three year period, the actual payout could be significantly impacted either positively or negatively by the results for 2007 and 2008.

Indianapolis Market Growth Plans

On November 28, 2006, the Board of Directors of Home Federal adopted an Indianapolis Market Growth Plan for 2006 and 2007 and entered into Award Agreements under the Plans with Charles R. Farber, an Executive Vice President of Home Federal. The Plans will provide key executives of Home Federal who are selected by the Compensation Committee to receive an award under the Plans with the opportunity to earn annual incentive compensation based on the achievement of the strategic goals specified in the award. Once Home Federal has certified that the performance goals have been obtained for the performance period specified in an award, Home Federal will pay the award in cash to the executive as provided in the award agreement.

The awards granted to Mr. Farber under the Plans for 2006 and 2007 provide for incentive payments comprised of three components: Override, which is calculated as a percentage of the balance of loans and deposits (other than residential mortgage loans and public fund certificates of deposit) associated with the Indianapolis market locations on the day preceding the first day of the performance period; Growth, which is calculated as a percentage of the increase during the performance period in the balance of all loans and deposits (other than residential mortgage loans and public fund certificates of deposit) associated with the Indianapolis market locations; and Credit Quality Modifier, which reduces payouts pursuant to the Override and Growth components if the credit quality standards of the Indianapolis commercial portfolio are not maintained at target levels. Mr. Farber’s 2006 and 2007 awards provide for an Override percentage of .0125 percent and a Growth percentage of .0125 percent. No Credit Quality Modifier applies under the 2006 award, and the Credit Quality Modifier for the 2007 award will be defined at the beginning of 2007. The performance periods are May 8, 2006 through December 31, 2006 for the 2006 award and January 1, 2007 through December 31, 2007 for the 2007 award.

For 2006, Mr. Farber earned incentive awards totaling $34,579 related to the Indianapolis Market Growth Plan.

401(k) Plan

Employees who are over 21 years of age with at least six months of service may participate in the HomeFederal Bank 401(k) Savings Plan. Participants may elect to make monthly contributions up to 15% of their salary, subject to any applicable limits under the Internal Revenue Code. The Bank makes a matching contribution of 50% of the employee’s contribution that does not exceed 1.5% of the employee’s salary. These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Matching employer contributions may also be invested at an employee’s direction in a fund which invests in Home Federal’s Common Stock. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions generally vest at the rate of 100% after the fifth year of service. The normal distribution is a lump sum upon termination of employment, although other payment options may be selected.

Grants of Plan-Based Awards for 2006

The following table sets forth information related to non-equity and equity based awards granted during fiscal year 2006 to the Named Executive Officers under plans adopted by Home Federal and the Bank.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/SH) (4)	Closing Market Price on Date of Grant	Grant Date Fair Value of Option Awards (5)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	3/20/06	$45,750	$183,000	$366,000	15,000	$25.6595	$25.58	79,650
Mark T. Gorski	3/20/06	15,750	63,000	126,000	10,000	25.6595	25.58	53,100
S. Elaine Pollert (6)	3/20/06	6,319	25,278	50,556	10.000	25.6595	25.58	53,100
Charles R. Farber	3/20/06	15,750	63,000	126,000	10,000	25.6595	25.58	53,100
_________________________
(1)	The grant date is the date the Compensation Committee or the full Board of Directors of Home Federal took action to make the awards.
(2)	The awards were made under Home Federal’s Long-Term Incentive Plan, and the amounts listed are based upon the assumption that the performance goals in the Plan for the indicated levels are satisfied.
(3)
Options relate to shares of Home Federal’s Common Stock granted under Home Federal’s 2001 Option Plan. All of the options have terms of ten years. Mr. Keach’s incentive options for 15,000 shares vest as follows: 3,897 on each of January 1, 2008, 2009 and 2010, and 3,309 on January 1, 2011. Mr. Gorski’s non-qualified options for 10,000 shares vested January 1, 2007. Mr. Farber’s incentive options for 10,000 shares vest as follows: 3,897 shares on each of January 1, 2007 and 2008 and 2,206 shares on January 1, 2009. Ms. Pollert’s incentive options for 10,000 shares would have vested as follows: 3,897 shares on each of January 1, 2009 and 2010, and 2,206 shares on January 1, 2011, but were forfeited on February 16, 2007, as a result of her termination of employment on that date.

(4)
The exercise price for stock options awarded is the average of the high and low sales price for the shares on the date of grant of the options. The option exercise price may be paid in cash or with the approval of the Compensation Committee in shares of Home Federal’s Common Stock or a combination of cash and stock.

(5)
The Grant Date Fair Value of Option Awards column presents the fair value of the awards as determined under Statement of Financial Accounting Standards No. 123 (Revised) for the year of grant of these Awards. Option Awards were valued using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.9%, risk-free rate of return of 4.8%, expected volatility of 21.1% and expected life of options for 5.9 years. Based on these assumptions, stock options granted were valued at $5.31 per share.

(6)
Elaine Pollert’s employment with Home Federal and the Bank terminated on February 16, 2007. She is only entitled to receive the pro rata portion (based on her employment through February 16, 2007) of the benefit under this plan that she would have received had she remained employed through December 31, 2008. This pro-rata portion is shown in the table above.

Home Federal’s Long-Term Incentive Plan is described in “Home Federal Bancorp Long-Term Incentive Plan.” For a description of Home Federal’s Option Plans, see “Option Plans.”

Outstanding Equity Awards at December 31, 2006

The following table presents information on stock options held by the Named Executive Officers on December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date
John K. Keach, Jr.	10,000	—	$25.23000	03/28/2015
John K. Keach, Jr.	11,236	3,764 (2)	$26.56250	12/23/2007
John K. Keach, Jr.	15,050	—	$23.00000	12/22/2008
John K. Keach, Jr.	32,500	—	$23.06250	12/21/2009
John K. Keach, Jr.	5,000	—	$15.90625	12/19/2010
John K. Keach, Jr.	25,000	—	$18.48500	12/18/2011
John K. Keach, Jr.	—	15,000 (3)	$25.65950	03/19/2016
Mark T. Gorski	8,178	1,822 (4)	$24.45000	06/05/2015
Mark T. Gorski	—	10,000 (5)	$25.65950	03/20/2016
S. Elaine Pollert	10,000	—	$25.23000	03/28/2015
S. Elaine Pollert	10,000	—	$26.56250	12/22/2007
S. Elaine Pollert	11,650	—	$23.00000	12/22/2008
S. Elaine Pollert	20,000	—	$23.06250	12/21/2009
S. Elaine Pollert	12,500	—	$15.90625	12/18/2010
S. Elaine Pollert	9,185	10,815 (6)	$18.48500	12/17/2011
S. Elaine Pollert	—	10,000 (7)	$25.65950	03/19/2016
Charles R. Farber	20,000	—	$20.90000	03/17/2012
Charles R. Farber	10,000	—	$25.23000	03/28/2015
Charles R. Farber	—	10,000 (8)	$25.65950	03/19/2016
 _________________________
(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2006.
(2)	These shares vest on January 1, 2007.
(3)	3,897 of these shares vest on each of January 1, 2008, 2009, and 2010, and 3,309 of these shares vest on January 1, 2011.

(4)	These shares vested on January 1, 2007.
(5)	These shares vested on January 1, 2007.
(6)
At December 31, 2006, 5,409 of these shares vested on January 1, 2007, and 5,406 of these shares were scheduled to vest on January 1, 2008. The options for 5,406 shares were forfeited on February 16, 2007, as a result of Ms. Pollert’s termination of employment on that date.

(7)
At December 31, 2006, 3,897 of these shares would have vested on each of January 1, 2009 and 2010, and 2,206 of these shares would have vested on January 1, 2011. All of these options were forfeited on February 16, 2007, as a result of Ms. Pollert’s termination of employment on that date.

(8)	3,897 of these shares vest on each of January 1, 2007 and 2008, and 2,206 of these shares vest on January 1, 2009.

The unexercisable options listed in the table above would become exercisable in full upon a change in control of Home Federal.

Option Exercises for 2006

The following table presents information on the exercise by Named Executive Officers of stock options during 2006 held by the Named Executive Officers during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
John K. Keach, Jr.	14,995	$144,365
Mark T. Gorski	—	—
S. Elaine Pollert	22,500	276,300
Charles R. Farber	—	—
_________________________
(1)	Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.
(2)	Value is determined by multiplying the number of shares by the closing price of a share on the date of vesting of the awards.

Pension Benefits for 2006

The following table provides information on each plan that provides for payments or other benefits in connection with a Named Executive Officer’s retirement, excluding tax-qualified and nonqualified defined contribution plans.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
John K. Keach, Jr.	Pentegra Group Pension Plan (1)	32.67	$595,000	—
	Supplemental Executive Retirement Agreement		543,791	—
	Excess Benefit Plan		425,100
Mark T. Gorski	Pentegra Group Pension Plan (1)	.58	3,000	—
	Supplemental Executive Retirement Agreement		9,739	—
S. Elaine Pollert	Pentegra Group Pension Plan (1)	20.25	163,000	—
	Supplemental Executive Retirement Agreement		99,175	—
Charles R. Farber	Pentegra Group Pension Plan (1)	3.75	72,000	—
	Supplemental Executive Retirement Agreement		126,231	—
_________________________
(1)	The plan is a noncontributory, multi-employer comprehensive pension plan.
(2)
The number of years of credited service are computed as of December 31, 2006, the same pension plan measurement date used for financial statement reporting purposes in Home Federal’s Annual Report to shareholders.

(3)
This information is calculated as of December 31, 2006, the same pension plan measurement date used for financial statement reporting purposes in Home Federal’s Annual Shareholder Report, assumes that the Named Executive Officer retires at age 65, the normal retirement age specified in the plan, and is based on compensation currently being paid to the Named Executive Officer. The interest rate assumptions used are the same ones used in making disclosures about this plan in Home Federal’s 2006 Annual Shareholder Report.

The Pentegra Group defined benefit pension plan is a noncontributory, multi-employer comprehensive pension plan. Employees are eligible to participate in that plan once they have completed one year of service for the Bank and have attained the age of 21 years. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

The Pension Plan provides for monthly retirement benefits determined on the basis of the employee’s years of service and base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. The Bank recorded expenses totaling $1,317,000 for the Pension Plan during the fiscal year ended December 31, 2006. Benefits are currently subject to maximum Internal Revenue Code limitations of $180,000 per year.

Excess Benefit Plan

On April 1, 2001, the Bank entered into an excess benefit plan agreement with John K. Keach, Jr. Under this agreement, Mr. Keach, Jr. is provided retirement benefits equal to the annual benefits he would have received under the Bank’s pension plan had he received full credit for his annual salary and if the pension plan did not have to make certain reductions in benefits required under § 415 and § 401 of the Internal Revenue Code of 1986, as amended, less the annual benefits he is entitled to under the pension plan. The benefits are to be paid on an annual basis for the life of Mr. Keach, Jr. The projected annual benefit payable to Mr. Keach, Jr. under this agreement is approximately $90,000. Death benefits are also provided in the agreement.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance which is expected to provide the Bank with the funds necessary to provide the benefits described above.

Supplemental Retirement Income Program

The Bank has entered into supplemental retirement agreements with its executive officers and with nine other current or former employees deemed by the management of the Bank to be key employees. These agreements provide each of the executive officers of the Bank with supplemental retirement benefits after the employee terminates his employment for any reason, unless such termination is for cause; provided that in no event will such retirement benefits commence before the employee has reached age 50. Mr. Farber’s benefit vests over a 5-year period and at December 31, 2006, 80% of his benefit had vested.

The annual benefits for the Named Executive Officers are equal to the amounts specified below:

John K. Keach, Jr.	$82,664
S. Elaine Pollert	$50,000
Charles R. Farber	$50,000
Mark T. Gorski	$50,000

The annual benefits are payable to those persons for a period of 15 years. The agreements also provide for death and burial benefits, and for some employees, disability benefits prior to age 50.

If Mr. Gorski or Mr. Farber ceases to be an employee following a change in control of Home Federal, they will receive increased benefits under their supplemental executive retirement agreements. Had Mr. Gorski been terminated at December 31, 2006, following a change in control of Home Federal (defined as a change in control meeting the requirements of § 409A of the Internal Revenue Code), he would have been entitled to a benefit of $20,353 payable over a 15-year period beginning 60 days after his separation from service. If Mr. Farber had been terminated at December 31, 2006, following a change of control of Home Federal, he would have been entitled to a benefit of $507,039 payable in one lump sum within 30 days following his termination of employment. Change of control for this purpose is defined to include, among other transactions, an acquisition by a third party of 25% or more of Home Federal’s shares or a merger in which Home Federal is not the survivor (unless more than 50% of the combined voting power of the survivor is held by Home Federal shareholders prior to the transaction), and a transaction resulting in a change in the majority of Home Federal’s directors. Mr. Keach will receive benefits upon a change of control, but since his retirement benefits are already fully vested, those benefits will not increase as a result of a change in control of Home Federal. The accumulated benefits as of December 31, 2006, are set forth in the table entitled “Pension Benefits for 2006” on page 20.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his agreement are forfeited.

Employment Agreements

The Bank has a three-year employment contract with Mark T. Gorski and a two-year contract with Charles R. Farber. Messrs. Gorski and Farber are referred to as “Employees.” Home Federal has guaranteed the Bank’s obligations under these contracts. Mr. Gorski’s contracts can be extended annually for additional one-year terms to maintain a three-year term unless notice is properly given by either party to the contract. The Employees receive their current salary, which salary is subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to Bank employees. The Employees may terminate their employment upon 30 days written notice to the Bank. The Bank may discharge the Employees for “cause” (generally, dishonesty, incompetence, forms of misconduct, or certain legal violations) at any time or in certain events specified by banking regulations. Upon termination of an Employee’s employment by the Bank for other than cause or in the event of termination by an Employee for “cause” (generally, material changes in duties or authority or breaches by the Bank of the contract), that Employee will receive his or her base compensation under the contract (a) for an additional three years if the termination follows a change of control (generally, material changes in the owners of shares of the Bank or Home Federal or in the composition of its Board of Directors), or (b) for the remaining term of the contract, if the termination does not follow a change of control. In addition, during such period, the Employee will continue to participate in the Bank’s group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employee will have the right to cause the Bank to purchase any stock options he or she holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the employment agreement together with any other payments made to an Employee by the Bank are deemed to be payments in violation of the “golden parachute” rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. The cash compensation which would be paid under these contracts to the Named Executive Officers if the contracts were terminated as of December 31, 2006, after a change of control for other than cause by the Bank or for cause by the Employees, would be the following:

Named Executive Officer	Cash Compensation
Mark T. Gorski	$543,008
Charles R. Farber	$540,000

In addition, these individuals would be entitled to a continuation of health, disability, and life insurance and their qualified retirement plan benefits during this three-year period. The amounts payable with respect to such benefits had these employees had their employment terminated as a result of a change in control on December 31, 2006, have an estimated value of $101,445 and $44,216 for Mr. Farber and Mr. Gorski, respectively.

The employment contracts provide the Bank protection of its confidential business information should any of them voluntarily terminate his employment without cause or be terminated by the Bank for cause.

The existence of these contracts may make a merger, other business combination or change of control of the Bank more difficult or less likely. This is because, unless the Employees are allowed to maintain their positions and authority with the Bank, they will be entitled to payments which in the aggregate may be deemed to be substantial. However, the employment contracts provide security to the Employees, and the Board of Directors believes that the contracts will encourage their objective evaluation of opportunities for mergers, other business combinations or other transactions involving a change of control of Home Federal or the Bank since they will be in a position to evaluate such transactions without significant concerns about the manner in which such transactions will affect their financial security.

Compensation of Directors

The following table provides information concerning the compensation paid to or earned by the members of Home Federal’s Board of Directors other than John K. Keach, Jr. for Home Federal’s last fiscal year, whether or not deferred:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)(4)	Total ($)	Grant Date Fair Value of Option Awards(5)
John T. Beatty	$34,475	—	$9,059	—	$43,534
William J. Blaser	4,491	$4,525	—	—	9,016	$54,300
Harold Force	26,175	—	10,060	—	36,235
David W. Laitinen,	26,475	—	10,183	—	36,658
John M. Miller	26,475	—	—	—	26,475
Harvard W. Nolting, Jr.	26,225	—	6,313	—	32,538
_________________________
(1)	Information on Mr. Keach, Jr., who is a Named Executive Officer, is included in the Summary Compensation Table.
(2)
The amounts reflect the dollar amount Home Federal recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to Home Federal’s audited financial statements for the fiscal year ended December 31, 2006, included in Home Federal’s Annual Report on Form 10−K for 2006. Mr. Blaser’s ten-year nonqualified stock option has an option exercise price of $28.49 per share, expires on November 28, 2016, and vests in full on November 28, 2007.

(3)
This column includes any above-market earnings on deferred compensation to which the directors are entitled under the Directors Deferred Compensation Plan for Outside Directors. Directors Beatty, Force and Laitinen received interest under the plan in 2006 of the rate of 8.8% and Director Nolting (whose benefits are currently in pay status) received interest under the Plan in 2006 at the rate of 12%. The market rate for this plan for 2006 was 5.56% for Messrs. Beatty, Force and Laitinen and 9.12% for Mr. Nolting. There are no changes in pension values to include in this column.

(4)	The directors received certain perquisites during 2006, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.
(5)
The Option Awards column presents the fair value of the awards as determined under State of Financial Accounting Standards No. 123 (Revised) for the year of grant of these Awards. Option Awards were valued using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.8%, risk-free rate of return of 4.5%, expected volatility of 18.8% and expected life of options 6.0 years. Based on these assumptions, stock options granted were valued at $5.43 per share.

At December 31, 2006, John M. Miller had outstanding a fully vested nonqualified stock option for 13,500 shares with an option price of $22.89 which expires on July 23, 2012. At December 31, 2006, William J. Blaser had an option for 10,000 shares with an exercise price of $28.49 per share that vests on November 28, 2007.

All of the other non-employee directors had the following fully vested nonqualified stock options outstanding at December 31, 2006:

•	A stock option for 1,431 shares with an exercise price of $23.50 per share which expires on October 28, 2007.

•	A stock option for 1,431 shares with an exercise price of $23.125 per share which expires on October 27, 2008.

•	A stock option for 1,431 shares with an exercise price of $21.8125 per share which expires on October 26, 2009.

•	A stock option for 1,431 shares with an exercise price of $15.375 per share which expires on October 24, 2010.

•	A stock option for 1,431 shares with an exercise price of $17.575 per share which expires on October 23, 2011.

•	A stock option for 1,431 shares with an exercise price of $21.875 per share which expires on October 22, 2012.

•	A stock option for 1,431 shares with an exercise price of $27.40 per share which expires on October 28, 2013.

Directors of Home Federal do not receive director fees. The Bank pays its directors a quarterly retainer of $4,000 plus $550 for each regular meeting attended and $250 for each committee meeting attended. The Chairman of Home Federal’s Audit Committee receives a $2,000 quarterly retainer. If a director misses more than three consecutive meetings, he is removed from the Board. Total fees paid to directors, including director emeritus John K. Keach, Sr., for the year ended December 31, 2006 were $159,616. Also directors with deferred compensation agreements accrued total interest of $117,609 during 2006.

Deferred Compensation for Outside Directors. As of January 1, 2006, the Bank entered into deferred compensation agreements with three of its outside directors: Harold Force, John Beatty and David Laitinen. Under these agreements, the balance of director fees and accrued interest for each director under a superseded deferred director fee agreement was allocated to a separate account as of January 1, 2006. This amount accrues interest at the annual rate prescribed by the plan which shall be no less than 8% and no more than 12%. The balance of the director’s account under the plan will be paid in 180 monthly installments after the director attains age 60. Upon separation of service of a director before that time, similar benefits will be paid after the director attains age 60. Death benefits are also provided for in the agreement. Upon termination for cause, the director will be entitled only to the director fees he had previously deferred, without any interest credited thereon.

As of January 1, 2006, the balance held in each account for each such director was as follows:

Name of Individual	Balance of Account at January 1, 2006
David W. Laitinen, MD	$287,118
Harold Force	$283,661
John T. Beatty	$255,421

Harvard W. Nolting, Jr. is currently receiving benefits under a similar deferred compensation agreement of $31,308 per year. These payments continue until 2019.

Transactions with Related Persons

Home Federal has adopted a Policy and Procedures With Respect to Related Person Transactions. The Policy provides that executive officers, directors, five-percent shareholders and their family members, and entities for which any of those persons serve as officers or partners or in which they have a ten percent or greater interest, must notify Home Federal’s Chief Financial Officer before entering into transactions or other arrangements with Home Federal or any of its affiliates (other than loans subject to Regulation O promulgated by the Board of Governors of the Federal Reserve System) if the amount exceeds $120,000. The Chief Financial Officer will determine whether under the guidelines in the Policy the transaction or arrangement should be submitted to the Audit Committee for approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, the Chief Financial Officer will consider the relevant facts and circumstances, including the aggregate value of the proposed transaction, the benefits to Home Federal of the proposed transaction and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. The Policy also includes provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review under the Policy.

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence, consumer loans, and, in certain cases, commercial loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors, and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $2,435,411 or 3.4% of equity capital at December 31, 2006.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Compensation Committee has recommended to Home Federal’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Home Federal’s 2006 Annual Report on Form 10-K.

This Report is respectfully submitted by the Compensation Committee of Home Federal’s Board of Directors: Harvard W. Nolting, Jr., David W. Laitinen, and John M. Miller and by the Stock Option Committee of Home Federal’s Board of Directors: John T. Beatty, William J. Blaser, John M. Miller, Harold Force, David W. Laitinen, , and Harvard W. Nolting, Jr.

Proposal 2 - Ratification of Auditors

The Board of Directors proposes for the ratification of the shareholders at the Annual Meeting the appointment of Deloitte & Touche LLP, certified public accountants, as independent auditors for the fiscal year ended December 31, 2007. Deloitte has served as auditors for Home Federal since 1984. A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of Home Federal’s financial statements for the fiscal year ended December 31, 2006, included in Home Federal’s Shareholder Annual Report accompanying this Proxy Statement (“2006 Audited Financial Statements”):

The Committee has reviewed and discussed Home Federal’s 2006 Audited Financial Statements with Home Federal’s management.

The Committee has discussed with its independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards 61, as amended, which include, among other items, matters related to the conduct of the audit of Home Federal’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from Home Federal and its related entities) and has discussed with the auditors the auditors’ independence from Home Federal. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of Home Federal’s 2006 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that Home Federal’s 2006 Audited Financial Statements be included in Home Federal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

This Report is respectfully submitted by the Audit Committee of Home Federal’s Board of Directors.

Audit Committee Members
William J. Blaser
John T. Beatty
John M. Miller
Harold Force
David W. Laitinen
Harvard W. Nolting, Jr.

Accountant’s Fees

Audit Fees. The firm of Deloitte & Touche LLP served as Home Federal’s independent registered public accounting firm for the fiscal years ended December 31, 2005, and December 31, 2006. The aggregate fees billed by Deloitte & Touche LLP for the audit of Home Federal’s financial statements included in its annual report on Form 10-K; for the attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404; and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2005, and December 31, 2006, were $318,586 and $338,044, respectively.

Audit-Related Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2005, and December 31, 2006, for assurance and related services by Deloitte & Touche LLP that are reasonably related to the audit or review of Home Federal’s financial statements and that were not covered in the Audit Fees disclosed above were $15,165 and $16,520, respectively.

Tax Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2005, and December 31, 2006, for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice or tax planning were $48,415 and $43,920, respectively.

All Other Fees. There were no fees billed in fiscal 2005 and fiscal 2006 for professional services rendered by Deloitte & Touche LLP, except as disclosed above.

Audit Committee Pre-Approval. Home Federal’s Audit Committee formally adopted resolutions pre-approving the engagement of Deloitte & Touche LLP to act as Home Federal’s independent registered public accounting firm for the fiscal years ended December 31, 2005, and December 31, 2006. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of Deloitte & Touche LLP will be made by the Audit Committee and all non-audit and audit services to be rendered by Deloitte & Touche LLP will be pre-approved by the Audit Committee. One hundred percent of Audit-Related and Tax Services for the fiscal years ended December 31, 2005 and 2006, were pre-approved by the Audit Committee. Home Federal’s independent auditors performed substantially all work described above with their respective full-time, permanent employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Home Federal’s officers and directors and persons who own more than 10% of Home Federal’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Home Federal with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received and/or written representations from reporting persons that no Forms 5 were required for those persons, Home Federal believes that during the fiscal year ended December 31, 2006, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that the Forms 4 reporting grants of stock options at an option price of $25.6595 per share on March 20, 2006, of 15,000 shares for Mr. Keach, Jr. and 10,000 shares for each of Messrs. Farber and Gorski and Ms. Elaine Pollert were filed six days late, a Form 4 for Elaine Pollert reporting the sale of 1,112 shares for $25.58 per share on March 16, 2006, was filed about two months late, and a Form 4 for David Laitinen reporting the sale of 500 shares for $28.30 per share on November 8, 2006, was filed about three months late.

Shareholder Proposals

If a shareholder wishes to have a proposal presented at the next Annual Meeting of Home Federal and included in the Proxy Statement and form of proxy relating to that meeting, Home Federal must receive the proposal at its main office no later than 120 days in advance of April 2, 2008.

A shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in Home Federal’s proxy statement and form of proxy will normally be considered untimely if it is received by Home Federal later than 60 days in advance of April 2, 2008. If, however, less than 70 days notice or prior public disclosure of the date of the next annual meeting is given or made to shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by Home Federal later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If Home Federal receives notice of such proposal after such time, each proxy that Home Federal receives will confer upon it discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in Home Federal’s proxy statement for the next Annual Meeting.

Proposals should be sent to the attention of the Secretary of Home Federal at 501 Washington Street, Columbus, Indiana 47201. All shareholder proposals are subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and Home Federal’s Articles of Incorporation, By-Laws and Indiana law.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this Proxy Statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

Home Federal will bear the cost of the solicitation of proxies. Home Federal will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of Home Federal may solicit proxies personally or by telephone without additional compensation.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

John K. Keach, Jr. Chairman of the Board, President and Chief Executive Officer
April 2, 2007

PROXY	PROXY

HOME FEDERAL BANCORP

Annual Meeting of Shareholders
April 24, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Farber and Mark T. Gorski, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Home Federal Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Hampton Inn, Edinburgh, Indiana, on Tuesday, April 24, 2007, at 3:00 P.M. local time, and at any and all adjournments thereof, as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

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The Board of Directors recommends a vote “FOR” each of the listed propositions.

1.	The election as directors of all nominees listed below for three-year terms:	2.	The ratification of the appointment of Deloitte & Touche LLP as auditors for Home Federal Bancorp for the fiscal year ended December 31, 2007:	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:		FOR ALL	WITHHELD FOR ALL	FOR ALL EXCEPT
01	John T. Beatty	☐	☐	☐
02	Harold Force
03	William J. Blaser

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)
In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

This proxy may be revoked at any time prior to the voting thereof.

The undersigned acknowledges receipt from Home Federal Bancorp, prior to the execution of this proxy, of a notice of the Meeting, a proxy statement and an Annual Report to shareholders.

Dated: _________________________________________________________, 2007
___________________________________________________________________
Signature(s)
___________________________________________________________________
Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Ù FOLD AND DETACH HERE Ù

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE